EXHIBIT 10.6A

EMPLOYEES SUBJECT TO EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with certain executive officers. These agreements are identical except for the date of execution, the name and title of the particular officer involved, and that officer’s minimum base salary. In July 1997, the Company entered into employment agreements with Michael Mack, Chief Executive Officer and President, David Qualls, Chief Financial Officer and Secretary, and Gregory Keller, Vice President of Operations. On November 17, 1998 the Company entered into an employment agreement with Kenneth Keane, Vice President of Human Resources. On July 22, 2002, the Company entered into an employment agreement with Walter Carucci, Vice President of Development and Construction. Under the respective employment agreements, the minimum base annual salary for Mr. Mack is $250,000, for Mr. Qualls is $170,000, for Mr. Carucci is $160,000, for Mr. Keller is $150,000 and for Mr. Keane is $120,000.